Exhibit 99.4

PHOTRONICS,  INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended
	February 2, 2020	January 27, 2019

Cash flows from operating activities:
Net income	$10,928	$7,768
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,626	18,781
Share-based compensation	1,356	1,062
Changes in operating assets, liabilities and other	(6,125)	(46,897)

Net cash provided by (used in) operating activities	30,785	(19,286)

Cash flows from investing activities:
Purchases of property, plant and equipment	(13,807)	(106,925)
Government incentive	2,417	5,029
Other	(139)	19

Net cash used in investing activities	(11,529)	(101,877)

Cash flows from financing activities:
Proceeds from long-term debt	1,140	28,180
Purchase of treasury stock	(11,000)	(10,696)
Repayments of long-term debt	(389)	-
Proceeds from share-based arrangements	2,886	650
Contribution from noncontrolling interest	-	29,394
Dividends paid to noncontrolling interests	-	(26,102)
Other	(248)	(45)

Net cash (used in) provided by financing activities	(7,611)	21,381

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	149	2,961

Net increase (decrease) in cash, cash equivalents, and restrcited cash	11,794	(96,821)
Cash, cash equivalents, and restricted cash, beginning of period	209,291	331,989

Cash, cash equivalents, and restricted cash, end of period	$221,085	$235,168